Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BigBand Networks, Inc.

at

$2.24 Net Per Share

by

Amsterdam Acquisition Sub, Inc.

a wholly owned subsidiary of

ARRIS Group, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 18, 2011, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	October 21, 2011

Amsterdam Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of ARRIS Group, Inc., a Delaware corporation (“Parent”), and Parent have appointed Morrow & Co., LLC to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BigBand Networks, Inc, a Delaware corporation (“BigBand”), at $2.24 per share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 21, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated October 21, 2011;

2.	Letter of Transmittal to be used by stockholders of BigBand in accepting the Offer (manually executed facsimile copies of the Letter of Transmittal may also be used);

3.	The Letter to Stockholders of BigBand from the President and Chief Executive Officer of BigBand accompanied by BigBand’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

5.	Notice of Guaranteed Delivery with respect to the Shares.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 10, 2011 (the “Merger Agreement”), by and among Parent, the Purchaser and BigBand under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into BigBand (the “Merger”), with BigBand surviving the Merger as a wholly owned subsidiary of Parent. Immediately prior to the effective time of the Merger, each outstanding Share (other than (i) Shares, if any, owned by Parent, the Purchaser or by any direct or indirect wholly owned subsidiary of Parent, the Purchaser or

BigBand, in each case immediately prior to the effective time of the Merger and (ii) Shares owned by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and less any required withholding taxes, as set forth in the Merger Agreement and described in the Offer to Purchase.

The board of directors of BigBand has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and are fair to BigBand and its stockholders; (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders of BigBand accept the Offer and tender their Shares pursuant to the Offer, and, to the extent necessary or advisable in connection with the transactions contemplated by the Merger Agreement, that the stockholders of BigBand adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered and not withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares then owned by Parent or the Purchaser, if any, represents at least a majority of the sum of (A) all then outstanding Shares and (B) Shares underlying options to purchase Shares under any of BigBand’s equity incentive plans that are then exercisable by their terms with a per share exercise price less than the Offer Price. The Offer is also subject to the satisfaction of certain other conditions set forth in Annex A of the Merger Agreement. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WE REQUEST THAT YOU CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND ANY WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 18, 2011, UNLESS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to us as Information Agent at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.